AMENDED EXECUTIVE SEVERANCE AGREEMENT

                                December 5, 1996


Teri L. Timberman
3920 SW 96th Street
Portland, Oregon 97225                                                 Executive

Merix Corporation
an Oregon corporation
PO Box 3000
Forest Grove, Oregon 97116                                                 Merix


     Merix considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of Merix and its shareholders. In this connection, Merix recognizes that, as is the case with many publicly held corporations, the possibility of a change of control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of Merix and its shareholders. In order to induce Executive to remain employed by Merix in the face of uncertainties about the long-term strategies of Merix and possible change of control of Merix and their potential impact on Executive's position with Merix, this Agreement, which has been approved by the Board of Directors of Merix, sets forth the severance benefits that Merix will provide to Executive in the event Executive's employment by Merix is terminated under the circumstances described in this Agreement.

     1. Employment Relationship. Executive is currently employed by Merix as Vice President, Human Resources. Executive and Merix acknowledge that either party may terminate this employment relationship at any time and for any or no reason, subject to the obligation of Merix to provide the severance benefits specified in this Agreement in accordance with the terms hereof.

     2. Release of Claims. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive agrees to execute a Release of Claims in the appropriate form attached as Exhibit A ("Release of Claims"). Executive promises to execute and deliver the Release of Claims to Merix within the later of (a) 45 days from the date Executive receives the Release of Claims or (b) the last day of Executive's active employment.
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     3. Compensation Upon Termination. In the event of a Termination of
Executive's Employment (as defined in Section 8.1) at any time other than for Cause (as defined in Section 8.2 of this Agreement), death or Disability (as defined in Section 8.4 of this Agreement), and contingent upon Executive's execution of the Release of Claims and compliance with Section 10, Executive shall be entitled to the following benefits:

          3.1 As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, Merix shall pay Executive, in a single payment after employment has entered and eight days have passed following execution of the Release of Claims without revocation, an amount in cash equal to one year of Executive's annual base pay at the rate in effect immediately prior to the date of termination .

          3.2 Executive is entitled to extend coverage under any group health plan in which Executive and Executive's dependents are enrolled at the time of termination of employment under the COBRA continuation laws for the 18-month statutory period, or so long as Executive remains eligible under COBRA. Merix will pay Executive a lump sum payment in an amount equivalent to the reasonably estimated cost Executive may incur to extend for a period of 18 months under the COBRA continuation laws Executive's group health and dental plan coverage in effect at the time of termination. Executive may use this payment, as well as any payment made under Section 3.1, for such COBRA continuation coverage or for any other purpose.

          3.3 Executive shall be entitled to a portion of the benefits under any annual cash incentive plans in effect at the time of termination equal to the greater of (a) 50% of Executive's target benefit under such plan for the year or
(b) a prorated amount representing the portion of the plan year during which Executive was a participant. For purposes of this Agreement, Executive's participation in any such plan will be considered to have ended on Executive's last day of active employment. In making the proration calculation, the amount of Executive's award if Executive had been a participant for the full incentive period shall be divided by the total number of days in the incentive period and the result multiplied by the actual number of days Executive participated in the plan. The payment amount shall be calculated at the end of the incentive period and the amount shall not be due and payable by Merix to Executive until the date that all awards are payable to other eligible employees after the close of the incentive period, except that Executive may elect at any time after termination, by written notice to Merix, to receive 50% of Executive's target benefit instead of the prorated amount, in which case the payment shall be made within 20 days of such election. If the applicable plan provides for a greater payment for a participant whose employment terminates prior to the end of an incentive period, the applicable plan payment shall be made.

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          3.4 Merix will pay up to $12,500 to a third party outplacement firm selected by Executive to provide career counseling assistance to Executive for a period of one year following Executive's termination date. Executive may elect to receive the $12,500 in cash in lieu of payment to a third party outplacement firm.

          3.5 All outstanding stock options, restricted stock, stock bonuses or other stock awards shall be governed by the terms of the applicable agreement or plan.

          3.6 In the event that Executive's employment with Merix terminates for any reason prior to a Change of Control (as defined in Section 8.3), other than at the direction of a person who has entered into an agreement with Merix, the consummation of which will constitute a Change of Control, Executive shall not be entitled to benefits under Section 4 of this Agreement.

     4. Additional Compensation Upon Termination Following A Change of Control. In the event of a Termination of Executive's Employment other than for Cause, death or Disability within 24 months following a Change of Control, or prior to a Change of Control at the direction of a person who has entered into an agreement with Merix, the consummation of which will constitute a Change of Control, and contingent upon Executive's execution of the Release of Claims and compliance with Sections 5 and 10, Executive shall be entitled to the following benefits, which benefits shall be in addition to the benefits provided in
Section 3:

          4.1 Merix shall pay Executive, in a single payment within the latter of (a) eight days after the last day of employment, including employment during the up to the six months employment period referred to in Section 5 if Merix or the surviving company has requested Executive to continue employment during such period and (b) eight days after execution of the Release of Claims without revocation, an amount in cash equal to one year of Executive's annual base compensation at the rate in effect immediately prior to the date of termination.

          4.2 Executive shall be entitled to receive an amount such that the amount payable pursuant to Section 3.3 plus the amount payable pursuant to this
Section 4.2 equals 100% of the Executive's target benefit for the year under annual cash incentive plans in effect at the time of termination. The amount payable pursuant to Section 4.2 shall be paid on the same date that the Section
4.1 payment is payable.

          4.3 Merix shall maintain in full force and effect, at its sole cost and expense, for Executive's continued benefit for a period terminating 18 months after the date of termination a life insurance policy insuring Executive's life with coverage equal to two times Executive's annual base pay in effect immediately prior to termination, provided that Executive's continued participation is possible under the general terms and provisions of such policy. At Executive's election or in the event that Executive's continued participation in such policy is barred, Merix shall make a lump sum payment to

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Executive equal to the total premiums that would have been paid by Merix for such 18 month period. The maximum amount that Merix shall be obligated to pay pursuant to this Section 4.3 in premiums and payments to Executive shall be $5,000.

          4.4 The possibility of forfeiture to Merix of all stock issued to Executive under all Executive Stock Bonus Agreements shall immediately lapse.

          4.5 All outstanding stock options held by Executive under all stock option and stock incentive plans of Merix shall become immediately exercisable in full and shall remain exercisable until the earlier of (a) two years after termination of employment or (b) the option expiration date as set forth in the applicable option agreement.

          4.6 Notwithstanding any provision in this Agreement, in the event that Executive would receive a greater after-tax benefit from the Capped Benefit (as defined in the next sentence) than from the payments pursuant to this Agreement (the "Specified Benefits"), the Capped Benefit shall be paid to Executive and the Specified Benefits shall not be paid. The Capped Benefit is the Specified Benefits, reduced by the amount necessary to prevent any portion of the Specified Benefits from being "parachute payments" as defined in section 280G(b)(2) of the Internal Revenue Code of 1986, as amended ("IRC"), or any successor provision. For purposes of determining whether Executive would receive a greater after-tax benefit from the Capped Benefit than from the Specified Benefits, there shall be taken into account all payments and benefits Executive will receive upon a change in control of the Company (collectively, excluding the Specified Benefits, the "Change of Control Payments"). To determine whether Executive's after-tax benefit from the Capped Benefit would be greater than Executive's after-tax benefit from the Specified Benefits, there shall be subtracted from the sum of the before-tax Specified Benefits and the Change of Control Payments (including the monetary value of any non-cash benefits) any excise tax that would be imposed under IRC ss. 4999 and all federal, state and local taxes required to be paid by Executive in respect of the receipt of such payments, assuming that such payments would be taxed at the highest marginal rate applicable to individuals in the year in which the Specified Benefits are to be paid or such lower rate as Executive advises Merix in writing is applicable to Executive.

     5. Additional Service. Executive agrees that, if requested by Merix or the surviving company following a Change of Control, Executive will continue his or her employment with Merix or the surviving company for a period of up to six months following the Change of Control in any capacity requested by Merix or the surviving company consistent with Executive's areas of professional expertise. During this period Executive shall receive the same salary and substantially the same benefits as in effect prior to the Change of Control. Executive shall not be entitled to any benefits provided by Section 4 if Executive fails to perform in accordance with this Section 5.

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     6. Tax Withholding; Subsequent Employment.

          6.1 All payments provided for in this Agreement are subject to applicable tax withholding obligations imposed by federal, state and local laws and regulations.

          6.2 The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by Merix by reason of any compensation earned by Executive as the result of employment by another employer after termination.

     7. Other Agreements. This Agreement replaces and supersedes the Executive Severance Agreement dated June 1, 1994 between Executive and Merix. In the event that severance benefits are payable to Executive under any other agreement with Merix in effect at the time of termination (including but not limited to any employment agreement, but excluding for this purpose any stock option agreement or stock bonus agreement or stock appreciation right agreement that may provide for accelerated vesting or related benefits upon the occurrence of a change in control), the benefits provided in this Agreement shall not be payable to Executive. Executive may, however, elect to receive all of the benefits provided for in this Agreement in lieu of all of the benefits provided in all such other agreements. Any such election shall be made with respect to the agreements as a whole, and Executive cannot select some benefits from one agreement and other benefits from this Agreement.

     8. Definitions.

          8.1 Termination of Executive's Employment. Termination of Executive's Employment means that Merix has terminated Executive's employment with Merix (including any subsidiary of Merix). For purposes of Section 3, if Executive is assigned additional or different titles, tasks or responsibilities from those currently held or assigned, consistent with Executive's areas of professional expertise and with no decrease in annual base compensation, whether at Merix or any subsidiary of Merix, such circumstances shall not constitute a Termination of Executive's Employment. For purposes of Section 4, Termination of Executive's Employment shall include termination by Executive, within 24 months of a Change of Control, by written notice to Merix referring to the applicable paragraph of
Section 8.1, for "Good Reason" based on:

               (A) the assignment to Executive of a different title, job or responsibilities that results in a decrease in the level of responsibility of Executive with respect to the surviving company after the Change of Control when compared to Executive's level of responsibility for Merix' operations prior to the Change of Control; provided that Good Reason shall not exist if Executive continues to have the same

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          or a greater general level of responsibility for the former Merix operations after the Change of Control as Executive had prior to the Change of Control even if the former Merix operations are a subsidiary or division of the surviving company;

               (B) a reduction by Merix or the surviving company in Executive's base pay as in effect immediately prior to the Change of Control;

               (C) a significant reduction by Merix or the surviving company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans after the Change of Control compared to the total package of such benefits as in effect prior to the Change of Control;

               (D) Merix or the surviving company requires Executive to be based more than 50 miles from where Executive's office is located immediately prior to the Change of Control except for required travel on company business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of Merix prior to the Change of Control; or

               (E) the failure by Merix to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Merix ("Successor") the assent to this Agreement contemplated by Section 9 hereof.

          8.2 Cause. Termination of Executive's Employment for "Cause" shall mean termination upon (a) the willful and continued failure by Executive to perform substantially Executive's reasonably assigned duties with Merix (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Board, the Chief Executive Officer or the President of Merix which specifically identifies the manner in which the Board or Merix believes that Executive has not substantially performed Executive's duties or (b) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to Merix. No act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive without reasonable belief that Executive's action or omission was in, or not opposed to, the best interests of Merix. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Merix shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of Merix.

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          8.3 Change of Control. A Change of Control shall mean that one of the following events has taken place:

               (A) The shareholders of Merix approve one of the following ("Approved Transactions"):

                    (i) Any merger or statutory plan of exchange involving Merix ("Merger") in which Merix is not the continuing or surviving corporation or pursuant to which Common Stock would be converted into cash, securities or other property, other than a Merger involving Merix in which the holders of Common Stock immediately prior to the Merger have the same proportionate ownership of Common Stock of the surviving corporation after the Merger; or

                    (ii) Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Merix or the adoption of any plan or proposal for the liquidation or dissolution;

               (B) A tender or exchange offer, other than one made by (i) Merix or (ii) Tektronix, Inc. at a time when Merix is in default under any of the Supply Agreements between Tektronix or any of its subsidiaries and Merix, is made for Common Stock (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities representing at least 20 percent of the voting power of outstanding securities of Merix;

               (C) Merix receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person (other than Tektronix, Inc. or any of its affiliates) of securities representing 20 percent or more of the voting power of outstanding securities of Merix, except that (i) if such receipt shall occur as the result of sale of Common Stock (or securities convertible into Common Stock) by Tektronix, Inc. or any of its affiliates, it shall not constitute a Change of Control, or (ii) if such receipt shall occur during a tender offer or exchange offer described in (B) above, a Change of Control shall not take place until the conclusion of such offer; or

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               (D) During any period of 12 months or less, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive, or a group of persons which includes Executive, acquiring, directly or indirectly, securities representing 20 percent or more of the voting power of outstanding securities of Merix.

          8.4 Disability. Termination of Executive's Employment based on "Disability" shall mean termination without further compensation under this Agreement, due to Executive's absence from Executive's full-time duties with Merix for 180 consecutive days as a result of Executive's incapacity due to physical or mental illness, unless within 30 days after notice of termination by Merix following such absence Executive shall have returned to the full-time performance of Executive's duties.

     9. Successors; Binding Agreement.

          9.1 This Agreement shall be binding on and inure to the benefit of Merix and its Successors and assigns. Upon Executive's written request, Merix will seek to have any Successor by agreement, assent to the fulfillment by Merix of its obligations under this Agreement. If such a request is made, failure of Merix to obtain such assent prior to or at the time a company becomes a Successor shall constitute Good Reason for termination by Executive of his or her employment and, if a Change of Control of the Company has occurred, shall entitle Executive to the benefits pursuant to Section 4.

          9.2 This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's legal representatives, executors, administrators and heirs.

     10. Resignation of Corporate Offices. Executive will resign Executive's office, if any, as a director, officer or trustee of Merix, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of Merix, effective as of the date of termination of employment. Executive agrees to provide Merix such written resignation(s) upon request and that no severance will be paid until after such resignation(s) are provided.

     11. Governing Law, Arbitration. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon. Any dispute or controversy arising under or in connection with this Agreement or the breach thereof, shall be settled exclusively by arbitration under the Mutual Agreement to Arbitrate Claims

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signed by the Executive, and judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof. Notwithstanding any provision in the Mutual Agreement to Arbitrate Claims, Merix shall pay all arbitration fees and reasonable attorney's fees and expenses (including at trial and on appeal) of Executive in enforcing its rights under this Agreement in the event of a Termination of Executive's Employment within 24 months following a Change of Control.

     12. Amendment. No provision of this Agreement may be modified unless such modification is agreed to in a writing signed by Executive and Merix.

     13. Severability. If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.

MERIX CORPORATION


By: SAMUEL R. DESIMONE, JR.            TERRI TIMBERMAN
    ------------------------------     ------------------------------
    Title: V.P. CORP. DEV.             Executive

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                                    EXHIBIT A
                                RELEASE OF CLAIMS

1.   PARTIES.

     The parties to Release of Claims (hereinafter "Release") are ______________ _________________ and Merix Corporation, an Oregon corporation, as hereinafter defined.

     1.1 EXECUTIVE.

          For the purposes of this Release, "Executive" means __________________ __________________, and his or her attorneys, heirs, executors, administrators, assigns, and spouse.

     1.2 THE COMPANY.

          For purposes of this Release the "Company" means Merix Corporation, an Oregon corporation, its predecessors and successors, corporate affiliates, and all of each corporation's officers, directors, employees, insurers, agents, or assigns, in their individual and representative capacities.

2.   BACKGROUND AND PURPOSE.

     Executive was employed by Company. Executive's employment is ending effective __________ [following a Change in Control as defined in Section 8.3 ("Change in Control") of Amended Executive Severance Agreement ("Agreement")]. Executive has elected pursuant to the terms of Section 3.3 of the [Amended Executive Severance Agreement ("Agreement")/Agreement] to receive [50 percent of target/the applicable prorated amount] of Executive's annual cash incentive and elected pursuant to Section 3.4 of the Agreement to [receive $12,500 (less proper withholding) in lieu of outplacement services/have payments up to $12,500 paid directly to a third party outplacement firm.] [Pursuant to Section 4.3 of the Agreement, Merix shall pay [the cash equivalent not exceeding $5,000 (less proper withholding) of] the cost and expense of maintaining a life insurance policy for the Executive's benefit for 18 months.]

          The purpose of this Release is to settle, and the parties hereby settle, fully and finally, any and all claims Executive may have against Company, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to Executive's employment, any claim for reemployment, or any other claims whether

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asserted or not, known or unknown, past or future, that relate to Executive's employment, reemployment, or application for reemployment.

3.   RELEASE.

     Except as reserved in paragraphs 3 or 3.1, Executive waives, acquits and forever discharges Company from any obligations Company has and all claims Executive may have including but not limited to obligations and/or claims arising from the Agreement or any other document or oral agreement relating to employment compensation, benefits severance or post-employment issues. Except as reserved in Paragraph 3.1, Executive hereby releases Company from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past or future failure or refusal to employ Executive by Company, or any other past or future claim (except as reserved by this Release or where expressly prohibited by law) that relates in any way to Executive's employment, compensation, benefits, reemployment, or application for employment, with the exception of any claim Executive may have against Company for enforcement of this Release. This release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under the Oregon statutes dealing with employment, discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Age Discrimination in Employment Act, the Fair Labor Standards Act, Oregon wage and hour statutes, all as amended, any regulations under such authorities, and any applicable contract, tort, or common law theories.

     3.1 Reservations of Rights.

          This Release shall not affect any rights which Executive may have under any medical insurance, disability plan, workers' compensation, unemployment compensation, applicable company stock incentive plan(s), indemnifications, or the 401(k) plan maintained by the Company.

     3.2 No Admission of Liability.

          It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of Executive or Company, by whom liability has been and is expressly denied.

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4.   CONSIDERATION TO EXECUTIVE.

          After receipt of this Release fully endorsed by Executive, and the expiration of the seven- (7) day revocation period provided by the Older Workers Benefit Protection Act without Executive's revocation, Company shall pay:

          a) the lump sum of ___________ DOLLARS ($__________ )to Executive (less proper withholding) for severance and the reasonable estimate of COBRA continuation coverage as provided in Section[s] 3.1, 3.2 [and 4.1 and 4.6] of the Agreement;

          b) Company will pay [up to $12,500 directly to the third party outplacement firm selected by Executive for up to one year's outplacement services as needed/$12,500 (less proper withholding) in lieu of outplacement services;]

          c) the amount of annual cash incentive when due based on the terms of Section[s] 3.3 [and 4.2] of the Agreement [as elected by Executive];[and]

          [d) [the cash equivalent (less proper withholding) of] the premium to maintain Executive's life insurance plan for 18 months as provided in Section
4.3 of the Agreement.]

5.   NO DISPARAGEMENT.

          Executive agrees that henceforth Executive will not disparage or make false or adverse statements about Company. The Company should report to Executive any actions or statements that are attributed to Executive that the Company believes are disparaging. The Company may take actions consistent with breach of this Release should it determine that Executive has disparaged or made false or adverse statements about Company. The Company agrees to follow the applicable policy(ies) regarding release of employment reference information.

6.   CONFIDENTIALITY, PROPRIETARY, TRADE SECRET AND RELATED
     INFORMATION.

          Executive acknowledges the duty and agrees not to make unauthorized use or disclosure of any confidential, proprietary or trade secret information learned as an employee about Company, its products, customers and suppliers, and covenants not to breach that duty. Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of Executive's Employment Agreement with Company and any paragraph(s) therein. Should Executive, Executive's attorney or agents be requested in any judicial, administrative, or

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other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of Company, Executive shall promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

7.   ARBITRATION OF CERTAIN DISPUTES.

          Executive and Company agree that should the issue arise of whether either party to this Agreement has failed to satisfy or has breached the terms of this Agreement, any dispute regarding the issue, except for any claim excepted under the Mutual Agreement to Arbitration Claims, shall be submitted to arbitration pursuant to the Mutual Agreement to Arbitrate Claims signed by Executive. In such event, [each party shall pay its own costs and attorneys' fees/notwithstanding contrary language in the Mutual Agreement to Arbitrate Claims, because this Release follows a Change in Control, the reasonable attorneys fees incurred by Executive to seek enforcement of this Release shall be paid by the Company].

8.   SCOPE OF RELEASE.

          The provisions of this Release shall be deemed to obligate, extend to, and inure to the benefit of the parties; Company's parents, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers, and employees; and each parties insurers, transferees, grantees, legatees, agents and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and effective date of this Release.

9.   OPPORTUNITY FOR ADVICE OF COUNSEL.

          Executive acknowledges that Executive has been encouraged to seek advice of counsel with respect to this Release and has had the opportunity to do so.

10.  ENTIRE RELEASE.

          This Release, the Mutual Agreement to Arbitrate Claims, [as modified herein] and the Employment Agreement signed by Executive contain the entire agreement and understanding between the parties and, except as reserved in paragraph 3 and 3.1, supersede and replace all prior agreements written or oral including but not limited to the Agreement and the Executive Stock Bonus Agreement, prior negotiations and proposed agreements, written or oral. Executive and Company acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or

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warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.

11.  SEVERABILITY.

          Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

12.  PARTIES MAY ENFORCE RELEASE.

          Nothing in this Release shall operate to release or discharge any parties to this Release or their successors, assigns, legatees, heirs, or personal representatives from any rights, claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Release .

13.  COSTS AND ATTORNEY'S FEES.

          [The parties each agree to bear their own costs and attorneys' fees which have been or may be incurred in connection with any matters released herein or in connection with the negotiation and consummation of this Release. In the event of any administrative or civil action to enforce the provisions of this Release, the prevailing party shall be entitled to attorney fees and costs through trial and/or on appeal. /Because this Release follows a Change of Control, reasonable attorneys' fees which have been or may be incurred in connection with any matters released herein or in connection with the negotiation and consummation of this Release shall be paid by Company. In the event of any administrative or civil action to enforce the provisions of this Release, the Company shall pay Executive's reasonable attorneys' fees through trial and/or on appeal.]

14.   ACKNOWLEDGMENTS.

          Executive acknowledges that the Release provides severance pay and benefits which the Company would otherwise have no obligation to provide.

          Executive acknowledges that Company has provided the following information: (a) the class or group of employees offered the opportunity to obtain severance benefits similar to those in the Release, (b) the eligibility factors required to

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
obtain severance benefits similar to those in the Release, (c) the time limits required to obtain severance benefits similar to those in the Release, (d) the job titles and ages of employees eligible or selected for severance benefits similar to those in the Release, and (e) the ages of employees in the same classification either not eligible or not selected.

15.  REVOCATION.

          As provided by the Older Workers Benefit Protection Act, Executive's is entitled to have forty-five (45) days to consider this Release. For a period of seven (7) days from execution of this Release, Executive may revoke this Release. Upon receipt of Executive's signed Release and the end of the revocation period, payment by Company as described in paragraph 4 above will be forwarded by mail in a timely manner as provided herein.


_______________________________________        Dated:  __________ __, 199_
[Name of Executive]

STATE OF OREGON       )
                      ) ss.
County of _________   )

     Personally appeared the above named and acknowledged the foregoing instrument to be his or her voluntary act and deed.

                        Before me:     ___________________________________
                                       Notary Public for _________________
                                       My commission expires: ____________


MERIX CORPORATION



By: ______________________________     Dated: ____________________________

Its: _____________________________
     On Behalf of "Company"

                               AMENDMENT NO. 1 TO
                  EXECUTIVE NONSTATUTORY STOCK OPTION AGREEMENT


          In connection with the approval of an Amended Executive Severance Agreement by the Board of Directors of Merix Corporation (the "Company") and the execution of such agreement by the Company and Teri L. Timberman ("Optionee"), the Company and Optionee agree to amend as follows all Executive Nonstatutory Stock Option Agreements between the Company and Optionee in effect on the date hereof:

1.   Paragraph 10 of Exhibit A is amended to read in its entirety as follows:

          "The terms of the Option are subject to the special acceleration provisions set forth in the Amended Executive Severance Agreement between the Company and Optionee."

2.   All references in Exhibit A to "paragraph 10" are deleted.



DATED: December 5, 1996                MERIX CORPORATION


                                       By SAMUEL R. DESIMONE, JR.
                                          --------------------------------------
                                       Title V.P. CORP. DEV.
                                             -----------------------------------



                                       TERRI TIMBERMAN
                                       -----------------------------------------
                                       Optionee

                               AMENDMENT NO. 1 TO
                         EXECUTIVE STOCK BONUS AGREEMENT

          In connection with the approval of an Amended Executive Severance Agreement by the Board of Directors of Merix Corporation ("Merix") and the execution of such agreement by Merix and Teri L. Timberman ("Executive"), Merix and Executive agree to amend as follows all Executive Stock Bonus Agreements between Merix and Executive in effect on the date hereof:

1. The last sentence of Section 1 is amended to read in its entirety as follows:

          "The Bonus Shares are also subject to the special acceleration provisions set forth in the Amended Executive Severance Agreement between Merix and Executive (the
          "Severance Agreement")."

2. In the first sentence of Section 2.1, the words "except as otherwise provided in Section 6 below" are amended to read as "except as otherwise provided in the Severance Agreement".

3. Section 6 is deleted in its entirety, and Sections 7 and 8 are renumbered as Sections 6 and 7, respectively.



DATED: December 5, 1996                MERIX CORPORATION


                                       By SAMUEL R. DESIMONE, JR.
                                          --------------------------------------
                                       Title V.P. CORP. DEV.
                                             -----------------------------------



                                       TERRI TIMBERMAN
                                       -----------------------------------------
                                       Executive